                                                                  EXHIBIT 6.14

                      PLAN AND AGREEMENT OF REORGANIZATION


   This PLAN AND AGREEMENT OF REORGANIZATION (the "Agreement") is entered into on this 30th day of June, 1997, by and between MEDICAL RESOURCES MANAGEMENT, INC., a Nevada corporation ("MRM") and MED SURG SPECIALTIES, INC., a California corporation ("MSS"), and those persons listed in EXHIBIT A hereto, being all of the shareholders of MSS who own individually at least five percent (5%) of the outstanding stock of MSS and together hold over 50% of the outstanding stock of MSS as of the date this Agreement is executed.

                             PLAN OF REORGANIZATION

   The transaction contemplated by this Agreement is intended to be a "tax free" exchange as contemplated by the provisions of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. MRM will acquire up to 100% of MSS' issued and outstanding common stock (no par value per share), and all warrants and options outstanding (the "MSS Stock" or the "MSS Shares"), in exchange for approximately 235,000 shares of MRM's common stock ($.001 par value per share) (the "Exchange Stock") (collectively, the "Exchange Transaction"). The Exchange Transaction will result in MSS becoming a wholly owned subsidiary of MRM.

                                     AGREEMENT

                                     SECTION 1

                               TRANSFER OF MSS SHARES

   1.1 All shareholders of MSS (the "Shareholders" or the "MSS Shareholders") as of the date of Closing, as such term is defined in Section 3 herein (the "Closing" or the "Closing Date"), shall transfer, assign, convey and deliver to MRM at the Closing Date certificates representing 100% of the MSS shares then issued and outstanding, or such lesser percentage as shall be acceptable to MRM, but in no event less than 95% of the MSS Shares. The transfer of the MSS Shares shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the MSS Shareholders and MRM shall have otherwise agreed in writing.

                                  SECTION 2

                     ISSUANCE OF EXCHANGE STOCK AND ADDITIONAL
                             STOCK TO MSS SHAREHOLDERS

    2.1 As consideration for the transfer, assignment, conveyance and delivery of the MSS Stock hereunder, MRM shall, at the Closing, issue to the MSS Shareholders, pro rata in accordance with each Shareholder's percentage ownership of MSS immediately prior to the Closing, certificates for 214,667 shares of Exchange Stock. The parties intend that the Exchange Stock being issued will be used to acquire all issued and outstanding MSS Shares. To the extent that less than 100% of the MSS Stock is acquired, the number of shares of Exchange Stock issuable to those MSS Shareholders who have elected to participate in the exchange described in this Agreement (the "Exchange") shall increase proportionately.

    2.2 An additional 22,000 shares of MRM common stock ("Additional Stock") shall be issued pro rata to the MSS Shareholders pro rata in accordance with each Shareholder's percentage ownership of MSS prior to the Closing, provided that such Additional Stock shall only be issued in accordance with the following terms and conditions: such Additional Stock shall be held pending the completion of a sales tax audit of MSS currently being conducted by California taxing authorities. Upon the completion and final determination as a result of such audit, the liability of MSS (including sales tax, penalties and interest) for such audit shall be subtracted from the value of the Additional Stock, which is stipulated by the parties hereto to be $33,000 for purposes of this paragraph, with each such share valued at a price of $1.50 per share. If the value of the Additional Stock exceeds the audit liability of MSS, then the difference shall be distributed as Additional Stock to the MSS Shareholders at the rate of one share of common stock for each $1.50 of such difference. If, however, the audit liability exceeds $33,000 then no Additional Stock will be issued and the MSS Shareholders agree to reimburse MSS for any such excess liability within ten (10) days of notice from MSS.

   2.3 The issuance of the Exchange Stock and Additional Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the MSS Shareholders and MRM shall have otherwise agree in writing. As provided herein, and immediately prior to the Closing, MRM shall have issued and outstanding: (i) not more than 7,200,000 shares of common stock; (ii) not more than 1,300,000 options outstanding; (iii) not more than 515,540 Class A warrants issued in conjunction with a recent Private Offering; (iv) not more than 515,540 Class B warrants issued in conjunction with a recent Private Offering; (v) 140,000 warrants held by an investment relations firm; (vi) 100,000 warrants held by a lender; and (vii) shall not have any shares of preferred stock issued and outstanding. All options and warrants provide for the purchase of one share of common stock for each option or warrant.

   2.4 None of the Exchange Stock or Additional Stock issued to the MSS Shareholders, nor any of the MSS Stock transferred to MRM hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are 'restricted securities' as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

The respective transfer agents of MRM and MSS shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that MRM register the Exchange Stock under the Act, nor shall MSS or the Shareholders be required to register any MSS Shares under the Act.

                                     SECTION 3

                                      CLOSING
                                      -------

    3.1 CLOSING OF TRANSACTION. Subject to the fulfillment or waiver of the conditions precedent set forth in Section 11 hereof, the Closing shall take place on the Closing Date at the offices of Medical Resources Management, Inc., 932 Grand Central Avenue, Glendale, California at 10:00 a.m., local time, or at such other time on the Closing Date as MSS and MRM shall mutually agree in writing.

    3.2 CLOSING DATE. The Closing Date of the Exchange shall take place on a date chosen by mutual agreement of MSS and MRM within sixty (60) days from the date of this Agreement, or such later date upon which MSS and MRM may mutually agree in writing, or as extended pursuant to subsection 12.1(b) herein.

    3.3 DELIVERIES BY MSS AT CLOSING. MSS shall deliver or cause to be delivered to MRM at the Closing:

          (a) certificates representing all shares, or an amount of shares acceptable to MRM, of the MSS Stock as described in Section 1, each endorsed in blank by the registered owner;

          (b) an agreement from each Shareholder surrendering his or her shares agreeing to a restriction on the transfer of the Exchange Stock as described in Section 2 hereof;

          (c) a copy of a consent by MSS' Board of Directors authorizing MSS to take the necessary steps toward closing the transaction described by this Agreement in the form set forth in EXHIBIT B;

          (d) a copy of a Certificate of Good Standing for MSS issued not more than thirty (30) days prior to the Closing Date by the California Secretary of State;

          (e) an opinion of Bandy & Bandy, counsel to MSS, dated the Closing Date, in a form deemed acceptable by MRM and its counsel;

          (f) Articles of Incorporation and Bylaws of MSS certified as of the Closing Date by the President and Secretary of MSS;

          (g)  all of MSS' corporate records;

          (h) executed bank forms for MSS bank accounts reflecting a change in management and signatories to said bank accounts;

          (i) such other documents, instruments or certificates as shall be reasonably requested by MRM or its counsel.

    3.4 DELIVERIES BY MRM AT CLOSING. MRM shall deliver or cause to be delivered to MSS at the Closing:

          (a) a copy of a consent of MRM's Board of Directors authorizing MRM to take the necessary steps toward closing the transaction described by this Agreement in the form set forth in EXHIBIT C;

          (b) a copy of a Certificate of Good Standing for MRM issued not more than thirty (30) days prior to the Closing by the Secretary of State of Nevada;

          (c) stock certificate(s) or a computer listing from MRM's transfer agent representing the Exchange Stock to be newly issued by MRM under this Agreement, which certificates shall be in the names of the appropriate MSS Shareholders, each in the appropriate denomination as described in Section 2;

          (d) an opinion of William B. Barnett, Esq., special counsel to MRM, dated the Closing Date, in a form deemed acceptable to MSS and its counsel;

          (e) Articles of Incorporation and Bylaws of MRM certified as of the Closing Date by the President and Secretary of MRM;

          (f) such other documents, instruments or certificates as shall be reasonably requested by MSS or its counsel.

   3.5    FILINGS, COOPERATION.

          (a) Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Section 11 below.

          (b) On and after the Closing Date, MRM, MSS and the Shareholders set forth in EXHIBIT A shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.


                                     SECTION 4

                         REPRESENTATIONS AND WARRANTIES BY
                           MSS AND CERTAIN SHAREHOLDERS

   4.1 SUBJECT TO THE SCHEDULES OF EXCEPTIONS ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE (WHICH SCHEDULES SHALL BE ACCEPTABLE TO
MRM), MSS AND THOSE SHAREHOLDERS LISTED ON EXHIBIT A REPRESENT AND WARRANT TO MRM AS FOLLOWS:

          (a) ORGANIZATION AND GOOD STANDING OF MSS. MSS is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. The Articles of Incorporation of MSS and all Amendments thereto as presently in effect, certified by the Secretary of State of California, and the Bylaws of MSS as presently in effect, certified by the President and Secretary of MSS, have been delivered to MRM and are complete and correct, and since the date of such delivery, there has been no amendment, modification or other change thereto.

          (b) CAPITALIZATION. MSS' authorized capital stock is 1,000,000 shares of no par value common stock (defined herein as "MSS Common Stock"), of which 50,000 shares are issued and outstanding prior to the Closing Date, and held of record by one (1) person, who are currently residents of one of the following jurisdictions: California. All of such outstanding shares are validly issued, fully paid and non-assessable. All securities issued by MSS as of the date of this Agreement have been issued in compliance with all applicable state and federal laws. Except as set forth in SCHEDULE 4.1(b), no other equity securities or debt obligations of MSS are authorized, issued or outstanding.

          (c) SUBSIDIARIES. MSS has no subsidiaries and no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

          (d) FINANCIAL STATEMENTS. MSS will deliver to MRM, prior to the Closing, a copy of MSS' unaudited financial statements through December 31, 1996 and April 30, 1997 (the "MSS Financial Statements"), which will be true and complete. The MSS Financial Statements will be signed by the President and Secretary of MSS certifying that, to the best of their knowledge, such financial statements are true and complete. Other than changes in the usual and ordinary conduct of the business, since April 30, 1997 there have been, and at the Closing Date there will be, no material adverse changes in such financial statements.

          (e) ABSENCE OF UNDISCLOSED LIABILITIES. MSS has no liabilities which are not adequately reflected or reserved against in the MSS Financial Statements or otherwise reflected in this Agreement, and MSS shall not have as of the Closing Date any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after April 30, 1997, and would be, individually or in the aggregate, materially adverse to the results of operations or financial condition of MSS as of the Closing Date.

          (f) LITIGATION. Except as disclosed in SCHEDULE 4.1(f), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body, or arbitration tribunal against MSS or its properties. Except as disclosed in
               SCHEDULE 4.1(f), there are no actions, suits or proceedings pending, or, to the knowledge of MSS, threatened against or affecting MSS, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, foreign or domestic, in connection with the business, operations or affairs of MSS, which might result in any material adverse change in the operations or financial condition of MSS, or which might prevent or materially impede the consummation of the transactions under this Agreement.

          (g) COMPLIANCE WITH LAWS. To the best of its knowledge, the operations and affairs of MSS do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial condition or operations of MSS.

          (h) ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 4.1(h), or otherwise disclosed in writing to MRM, since April 30, 1997: (i) MSS has not entered into any material transaction; (ii) there has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of MSS as shown in the MSS Financial Statements, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities; (iii) there has been no damage to, destruction of or loss of any of the properties or assets of MSS (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of MSS; (iv) MSS has not declared or paid any dividend, made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock; (v) there has been no material adverse change, except in the ordinary course of business, in the contingent obligations of MSS by way of guaranty, endorsement, indemnity, warranty or otherwise; (vi) there have been no loans made by MSS to its employees, officers or directors; (vii) there has been no waiver or compromise by MSS of a valuable right or of a material debt owed to it; (viii) there has been no extraordinary increase in the compensation of any of MSS' employees; (ix) there has been no agreement of commitment by MSS to do or perform any of the acts described in this Section 4.1(h); and (x) there has been no other event or conditions of any character which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of MSS, or to materially impair the ability of MSS to conduct the business now being conducted.

          (i) EMPLOYEES. Except as disclosed in SCHEDULE 4.1(i), there are no collective bargaining, bonus, profit sharing, compensation or other plans, agreements or arrangements between MSS and any of its employees, officers or directors, and there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between MSS (on the one hand), and any current or former employees, officers or directors (on the other hand). MSS agrees to terminate in writing all of its employees prior to the Closing and to pay prior to the Closing all wages, commissions, vacation pay and any other monies owed to each employee. MSS also agrees to terminate all insurance and benefit packages that have been made available to each employee prior to the Closing. The MSS Shareholders assume all responsibility for any claims by or damages to any current or former MSS employees and their families. The MSS Shareholders will indemnify and hold blameless MRM from any and all such claims and damages that may result from litigation or otherwise from any current or former MSS employees or their families.

          (j) ASSETS. All of the assets reflected on the MSS Financial Statements as of April 30, 1997 or acquired and held as of the Closing Date will be owned by MSS on the Closing Date. Except as set forth in SCHEDULE 4.1(j), MSS owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets. None of MSS' equipment used by MSS in connection with its business has any material defects, and all such equipment is, in all material respects, in good operating condition and repair, and is adequate for the uses to which it is being put. None of MSS' equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair.

          (k)  TAX MATTERS.  MSS represents that, except as set forth in
               SCHEDULE 4.1(k), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of MSS have been timely filed. Since April 30, 1997, MSS has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of MSS. On the date of this Agreement, MSS is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed. Any tax sharing agreement among or between MSS and any affiliate thereof shall be terminated as of the Closing Date.

          (l) CONTRACTS. Set forth on SCHEDULE 4.1(l) hereto is a true and complete list of all material contracts, agreements or commitments to which MSS is a party or is bound. All such material contracts, agreements and commitments are valid and biding on MSS in accordance with their terms.

          (m) INSURANCE. Set forth on SCHEDULE 4.1(m) hereto is a list of insurance policies currently maintained by MSS in full force and effect which provide for coverages which are usual and customary in its business as to amount and scope, and are adequate to protect MSS against any reasonably foreseeable risk of loss.

          (n) OPERATING AUTHORITIES. To the best of its knowledge, MSS has all material operating authorities, governmental certificates, and licenses, permits, authorizations and approvals (the "Permits" or, individually, "Permit") required to conduct its business as presently conducted. Such Permits are set forth on SCHEDULE 4.1(n) Since MSS' inception (i) there has not been any notice or adverse development regarding such Permits; (ii) such Permits are in full force and effect; (iii) no material violations are or have been recorded in respect of any Permit; and (iv) no proceeding is pending or threatened to revoke or limit any Permit.

          (o) BOOKS AND RECORDS. The books and records of MSS are complete and correct, are maintained in accordance with good business practice, and accurately reflect, in all material respects, all of the transactions described therein, and there have been no material transactions involving MSS which properly should have been set forth therein and which have not been accurately so set forth.

          (p) AUTHORITY TO EXECUTE AGREEMENT. The Board of Directors of MSS, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by MSS of this Agreement, and has duly authorized each of the transactions hereby contemplated. MSS has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof. MSS has taken all actions required by law, its Articles of Incorporation, as amended, its Bylaws, as amended, or otherwise, to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon MSS and those MSS Shareholders listed in EXHIBIT A hereto in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of MSS, or of any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to MSS.

          (p) FINDER'S FEES. MSS is not, and on the Closing Date will not be, liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

   4.2 DISCLOSURE. At the date of this Agreement, MSS and those MSS Shareholders listed in EXHIBIT A have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of MSS. MSS and such Shareholders have not now, and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect MSS' business or prospects. Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to MRM by MSS and/or by such Shareholders in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.



                                     SECTION 5

                        REPRESENTATIONS AND WARRANTIES BY MRM

   5.1 Subject to the schedules of exceptions, attached hereto and incorporated herein by this reference (which schedules shall be acceptable to MSS), MRM represents and warrants to MSS and those Shareholders listed in EXHIBIT A as follows:

          (a) ORGANIZATION AND GOOD STANDING OF MRM. MRM is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. MRM is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially adversely affect the ability of MRM to carry on its business as most recently conducted. The Articles of Incorporation of MRM, and all amendments thereto, as presently in effect, certified by the Secretary of State of Nevada, and the Bylaws of MRM as presently in effect, certified by the President and Secretary of MRM, have been delivered to MSS and are complete and correct, and since the date of such delivery, there has been no amendment, modification or other change thereto.

          (b) CAPITALIZATION. MRM's authorized capital stock consists of 100,000,000 shares of $.001 par value common stock (defined herein as "MRM Common Stock"), approximately 7,200,000 shares of which will be issued and outstanding prior to the Closing Date. All authorized and/or outstanding options and warrants are set forth on SCHEDULE 5.1(b). Except as set forth on
               SCHEDULE 5.1(b), no other equity securities or debt obligations of MRM are authorized, issued or outstanding, and as of the Closing Date, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the MRM Common Stock, and there will be no outstanding security of any kind convertible into MRM Common Stock. The shares of MRM Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit, prevent or otherwise interfere with the transactions contemplated hereby. All of the outstanding shares of MRM Common Stock are validly issued, fully paid and non-assessable, and there are no voting trust agreements or other contracts, agreements, or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of MRM Common Stock.

          (c) ISSUANCE OF EXCHANGE STOCK. All of the MRM Common Stock to be issued to or transferred to MSS Shareholders pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by state or federal corporate and securities regulations.

          (d) APPROVAL OF THE TRANSACTION. MRM will use its best efforts to forthwith obtain any approval of the transactions set forth in this Agreement relating to its outstanding shares if required by the General Corporation Law of California.

          (e) VIOLATIONS, CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by MRM with any of the provisions hereof will: (i) violate or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of MRM, or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which MRM is a party, or by which it or its properties or assets may be bound or affected; or (ii) violate any order, writ, injunction, decree, statute, rule, permit or regulations applicable to MRM or to any of its properties or assets.

          (f) FINANCIAL STATEMENTS. MRM will deliver to MSS, prior to the Closing, a copy of MRM's audited financial statements through October 31, 1996 (the "MRM Financial Statements"), which will be true and complete, and which have been prepared in accordance with generally accepted accounting principles. Other than changes in the usual and ordinary conduct of the business, since October 31, 1996 there have been, and at the Closing Date there will be, no material adverse changes in such financial statements.

          (g) ABSENCE OF UNDISCLOSED LIABILITIES. MRM has no liabilities which are not adequately reflected or reserved against in the MRM Financial Statements or otherwise reflected in this Agreement, and MRM shall not have as of the Closing Date any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after October 31, 1996, and would be, individually or in the aggregate, materially adverse to the results of operations or financial condition of MRM as of the Closing Date.

          (h) LITIGATION. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body, or arbitration tribunal against MRM or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of MSS, threatened against or affecting MRM, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, foreign or domestic, in connection with the business, operations or affairs of MRM which might result in any material adverse change in the operations or financial condition of MRM, or which might prevent or materially impede the consummation of the transactions under this Agreement.

          (i) COMPLIANCE WITH LAWS. To the best of its knowledge, the operations and affairs of MRM do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial condition or operations of MRM.

          (j)  TAX MATTERS.  MRM represents that, except as set forth in
               SCHEDULE 5.1(j), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of MRM have been timely filed. Since October 31, 1996, MRM has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of MRM. On the date of this Agreement, MRM is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed. Any tax sharing agreement among or between MRM and any affiliate thereof shall be terminated as of the Closing Date.

          (k) BOOKS AND RECORDS. The books and records of MRM are complete and correct, are maintained in accordance with good business practice, and accurately reflect, in all material respects, all of the transactions described therein, and there have been no material transactions involving MRM which properly should have been set forth therein and which have not been accurately so set forth.

          (l) AUTHORITY TO EXECUTE AGREEMENT. The Board of Directors of MRM, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by MRM of this Agreement and the Exchange Stock, and has duly authorized each of the transactions hereby contemplated. MRM has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by it pursuant to the provisions hereof. MRM has taken all actions required by law, its Articles of Incorporation, as amended, it Bylaws, as amended, or otherwise, to authorize the execution and delivery of this Agreement and the Exchange Stock, pursuant to the provisions hereof. This Agreement is valid and binding upon MSS in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of MRM, or of any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to MRM.

          (m) FINDER'S FEES. MRM is not, and on the Closing Date will not be, liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

   5.2 DISCLOSURE. At the date of this Agreement, MRM has, and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of MRM. MRM has not now, and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which it knows, or has reasonable grounds to know, may materially affect MRM's business or prospects. Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to MSS or the MSS Shareholders by MRM in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

                                     SECTION 6

                               ACCESS AND INFORMATION

   6.1 AS TO MSS. Subject to the protections provided by subsection 9.4 herein, MSS shall give to MRM and to MRM's counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing to all of MSS' properties, books, contracts, commitments and records, including information concerning products and customer base, and patents held by, or assigned to, MSS, and shall furnish to MRM during such period all such information concerning MSS' affairs as MRM may reasonably request.

   6.2 AS TO MRM. Subject to the protections provided by subsection 9.4 herein, MRM shall give to MSS, the MSS Shareholders and to MSS' counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing to all of MRM's properties, books, contracts, commitments and records, and shall furnish to MSS and the MSS Shareholders during such period all such information concerning MRM's affairs as MSS and the MSS Shareholders may reasonably request.

                                     SECTION 7

                       COVENANTS OF MSS AND MSS SHAREHOLDERS

   7.1 NO SOLICITATION. MSS and the MSS Shareholders listed on EXHIBIT A, to the extent within each Shareholder's control, will use their best efforts to cause MSS' offic ers, employees, agents and representatives not, directly or indirectly , to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than MRM and its officers, employees and agents, concerning any merger, sale of substantial assets, or similar transaction involving MSS, or any sale of an y of its capital stock or of the capital stock held by such Shareholders in excess of 10% of such Shareholder's current stock
holdings, except as   otherwise disclosed in this Agreement.  MSS will notify
MRM immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of MSS' business, or providing information to government authorities.

   7.2 CONDUCT OF BUSINESS PENDING THE TRANSACTION. MSS and the MSS Shareholders listed on EXHIBIT A, to the extent within each Shareholder's control, covenant and agree with MRM that, prior to the consummation of the transaction called for by this Ag reement, and the Closing, or the termination of this Agreement pursuant to its terms, unless MRM shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, they will each comply with all of the following:

          (a) MSS' business shall be conducted only in the ordinary and usual course. MSS shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers and others having business or financial relationships with MSS, and MSS shall immediately notify MRM of any event or occurrence which is material to, and not in the ordinary and usual course of, the business of MSS.

          (b) MSS shall not (i) amend its Articles of Incorporation or Bylaws, or (ii) split, combine, or reclassify any of its outstanding securities, or (iii) declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property.

          (c) MSS shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

          (d) MSS shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed, or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

          (e) MSS shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee, except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practices, or with the written approval of MRM.

          (f) MSS shall not sell, lease, mortgage, encumber or otherwise dispose of, or grant an interest in, any of its assets or properties, except for: (i) sales, encumbrances and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and that do not impair the use of the property; or (iv) as specifically provided for or permitted in this Agreement.

          (g) Neither MSS nor any of its subsidiaries shall enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (f) above.

          (h) MSS will continue to properly and promptly file when due all federal, state, local, foreign and other tax returns, reports and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by MSS.

          (i) MSS will comply with all laws and regulations applicable to it and to its operations.

          (j) MSS will maintain in full force and effect insurance coverage of a type and in such amounts as are customary in its business, but not less than that set forth in SCHEDULE 4.1(m).

                                     SECTION 8

                                  COVENANTS OF MRM

   8.1 No Solicitation. MRM will not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course. Notwithstanding the foregoing, MRM shall be free to engage in activities mentioned in the preceding sentence which are designed to further the mutual interests of the parties to this Agreement.

   8.2 Conduct of MRM Pending Closing. MRM covenants and agrees with MSS that, prior to the consummation of the transactions called for by this Agreement, and the Closing, or the termination of this Agreement pursuant to its terms, unless MSS shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, MRM will comply with all of the following:

          (a) No change will be made in MRM's Articles of Incorporation or Bylaws, or in MRM's authorized or issued shares of capital stock, except as may be first approved in writing by MSS.

          (b) No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors of MRM, except as may be first approved in writing by MSS.


                                     SECTION 9

                        ADDITIONAL COVENANTS OF THE PARTIES

   9.1 COOPERATION. Both MSS and MRM will cooperate with each other and with their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party.

   9.2 EXPENSES. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys' and accountants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

   9.3 PUBLICITY. Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

   9.4 CONFIDENTIALITY. While each party is obligated to provide access to and furnish information in accordance with Sections 4 and 5 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee of MRM or MSS, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry precedent to the Closing. Upon request of any party hereto, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

                                     SECTION 10

                            SURVIVAL OF REPRESENTATIONS,
                              WARRANTIES AND COVENANTS

   10.1 The representations, warranties and covenants of MSS, and of those Shareholders listed on EXHIBIT A contained herein, shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement. The representations, warranties and covenants of MRM contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement.

                                     SECTION 11

                CONDITIONS PRECENDENT TO OBLIGATIONS OF THE PARTIES

   11.1 The obligations of MRM, MSS and the MSS Shareholders listed on EXHIBIT A under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 4 and 5 herein, and the fulfillment, prior to Closing, of each of the following conditions:

          (a) All representations and warranties made in this Agreement by MRM, MSS and the MSS Shareholders listed on EXHIBIT A shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

          (b) MRM, MSS and the MSS Shareholders listed on EXHIBIT A shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

          (c) All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

          (d) The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction, and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

          (e) Each MSS Shareholder acquiring Exchange Stock will be required, at the Closing, to submit an agreement confirming that all of the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of one year from the date of the Closing, except to those persons approved by legal counsel to MRM as falling within the exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in forma and substance satisfactory to counsel for MRM. Each MSS Shareholder acquiring Exchange Stock will be required to transfer to MRM at the Closing his or her respective MSS Shares, free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed.

          (f) All schedules prepared by MSS shall be current or updated as necessary as of the Closing Date.

          (g) Each party shall have received favorable opinions from the other party's counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable.

          (h) Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties hereto.

          (i) Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, foreign or domestic, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

          (j) MRM shall have provided to MSS audited financial statements of MRM as of October 31, 1996 and for the year then ended, prepared in accordance with generally accepted accounting principles.

          (k) MSS shall have provided to MRM unaudited financial statements of MSS as of December 31, 1996 and for the year then ended and as of April 30, 1997 and for the four months then ended, prepared in accordance with generally accepted accounting principles.

          (l) Each party hereto shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plant and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 4 and 5 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

          (m) If MSS Shareholders who in the aggregate own more than five percent (5%) of the MSS Shares dissent from the proposed Exchange Transaction, or are unable or for any reason refuse to transfer any of all of their MSS Shares to MRM in accordance with Section 1 of this Agreement, then MRM, at its sole option, may terminate this Agreement.

          (n) Each party shall have satisfied itself that all transactions contemplated by this Agreement, including those contemplated by the exhibits and schedules attached hereto, shall be legal and binding under applicable statutory and case law of the State of California, including, but not limited to, California securities laws and all other applicable state securities laws.

          (o) MRM and MSS shall agree to indemnify each other against any liability to any broker or finder to which that party may become obligated.

          (p) The Exchange Transaction shall be approved by the Boards of Directors of both MSS and MRM. Furthermore, the Exchange Transaction shall be approved by the shareholders of MSS and MRM, if deemed necessary of appropriate by counsel for the same, within forty-five (45) days following execution of this Agreement. If such a shareholder meeting is deemed necessary, the management of MSS and MRM agree to recommend approval of the Exchange Transaction to their respective shareholders and to solicit proxies in support of the same.

          (q) MRM and MSS and their respective legal counsel shall have received copies of all certificates, opinions and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and to its legal counsel.

          (r) Both MSS and MRM shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any conditions precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.

                                     SECTION 12

                           TERMINATION, AMENDMENT, WAIVER

   12.1 This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party hereto, except with respect to the obligations of MRM, MSS and the MSS Shareholders under Section 9.4 hereof:

          (a)  By mutual agreement of MRM and MSS.

          (b) If the Closing (as defined in Section 3) shall not have taken place on or prior to August 30, 1997, this Agreement can be terminated upon written notice given by MRM or MSS, provided that such party giving notice is not in material default.

          (c) By MRM, if in its reasonable belief there has been a material misrepresentation or breach of warranty on the part of any Shareholder in the representations and warranties set forth in the Agreement.

          (d) By MSS or by a majority (as measured by their equity interest) of those MSS Shareholders listed on EXHIBIT A if, in the reasonable belief of

               MSS or of any such Shareholders, there has been a material misrepresentation or breach or warranty on the part of MRM in the representations and warranties set forth in this Agreement.

          (e) By MRM if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal or state securities laws, or qualification, if obtainable, cannot be accomplished (in MRM's opinion or that of its counsel) without unreasonable expense or effort.

          (f) By MRM if, in its opinion or that of its counsel, the Exchange cannot be consummated under California or other relevant state corporate law or, if consummation is possible, that it cannot be accomplished (in MRM's opinion or that of its counsel) without unreasonable expense or effort.

         (g) By MRM or by a majority (as measured by their equity interest) of the MSS Shareholders listed on EXHIBIT A if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities, or by any other person, of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange Transaction, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement].

          (h) By MRM if the business or assets or financial condition of MSS, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or be reason of changes or developments, or in operations in the ordinary course of business, or otherwise; or, by a majority (as measured by their equity interest) of those MSS Shareholders listed on EXHIBIT A if the business or assets or financial condition of MRM, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments, or in operations in the ordinary course of business, or otherwise.

          (i) By MRM if holders of more than five percent (5%) of the MSS Shares fail to tender their Shares at the Closing of the Exchange Transaction.

          (j) By MRM if, in its sole discretion, it appears that the combined entity will not be auditable.

          (k) By MSS if MRM fails to perform material conditions as set forth in Section 11 herein.

          (l)  By MSS if examination of MRM's books and records pursuant to
               Section 5 herein uncovers a material deficiency.

          (m) By MRM if MSS fails to perform material conditions as set forth in Section 11 herein.

          (n)  By MRM if examination of MSS' books and records pursuant to
               Section 4 herein uncovers a material deficiency.

                                     SECTION 13

                                   MISCELLANEOUS

   13.1 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules attached hereto) contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the parties to be bound thereby.

   13.2   BINDING AGREEMENT.

          (a) This Agreement shall become binding upon the parties hereto when, but only when, it shall have been signed on behalf of all parties hereto.

          (b)  Subject to the condition stated in subsection (a) of this
               Section 13.2, this Agreement shall be binding upon, and inure to the benefit of, the respective parties hereto and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 13.9 for the recovery of damages or by way of specific performance, and the terms and conditions of this Agreement shall remain in full force and effect subsequent to the Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing.

          (c) In the event that subsection 13.9 hereof is found to be unenforceable as to any party for any reason, or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default all of its reasonable costs incurred in said litigation, including attorneys' fees.

   13.3 SHAREHOLDERS OWNING AT LEAST 5% OF MSS STOCK. The MSS Shareholders owning at least five percent (5%) of the issued and outstanding common stock of MSS (see EXHIBIT A hereto) are executing this Agreement only with respect to sections 3.4, 4, 7, 9.4, 10, 11, 12.1 (d and g), 13.2, 13.3, 13.4, 13.8
and 13.9.

   13.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same instrument.

   13.5 SEVERABILITY. If any provision(s) hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

   13.6 ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that neither this Agreement nor any right hereunder shall be assignable by MSS or MRM without prior written consent of the other party hereto.

   13.7 CAPTIONS. The captions of the various sections of this Agreement have been inserted only for convenience of reference, and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

   13.8 GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of California.

   13.9 DISPUTE RESOLUTION. In the event of a dispute between the parties hereto involving a claim of breach of representation or warranty hereunder, or to enforce a covenant herein (either or both of which are referred to hereafter as a "Claim"), if it is the desire of any party for quick resolution, the rights and obligations of the parties hereto arising under the terms of this Agreement with respect to such Claims and/or resolutions of such disputes will be by the means of the judgment of an independent third party ("Rent-a-Judge") who has been selected and hired through the mutual agreement of the parties hereto. The utilization of this subsection 13.9, if invoked by any party hereto, shall be the exclusive remedy for resolving a Claim regardless of whether legal action has or has not been otherwise instituted. If legal action has been instituted by any party, and this subsection 13.9 is invoked in a timely manner, any such legal action shall be void ab initio and immediately withdrawn.

          (a) In the event of a Claim by any party, any party may make a written request upon the other parties for a Rent-a-Judge. A request by any party for the employment of a Rent-a-Judge to resolve the Claim shall be binding on all other parties to this Agreement in accordance with the terms hereof.

          (b) The parties may agree upon one Rent-a-Judge, but in the event that they cannot so agree, there shall be three Rent-a-Judges selected, one named in writing by each of the parties hereto (MRM and MSS) within twenty (20) days after the initial demand for employment of a Rent-a-Judge, and a third chosen by the two so appointed. Should either party refuse or neglect to join in the appointment of the Rent-a-Judge, or to furnish the Rent-a-Judge(s) with any papers or information demanded, the Rent-a-Judge(s) are empowered by all parties to this Agreement to proceed ex parte.

          (c) Claim resolution proceedings shall take place in the City or County of Los Angeles, State of California, and the hearing before the Rent-a-Judge(s) of the matter to be arbitrated shall be at the time and place within said city or county as is selected by the Rent-a-Judge(s). The Rent-a-Judge(s) shall select such time and place promptly after appointment and shall give written notice thereof to each party at least thirty (30) days prior to the date so fixed. At the hearing, any relevant evidence may be presented by either party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the Rent-a-Judge(s). Said Rent-a-Judge(s) shall hear and determine the matter and shall execute and acknowledge their award in writing, and cause a copy thereof to be delivered to each of the parties.

          (d) If there is only one Rent-a-Judge, his or her decision shall be binding and conclusive on the parties. If there are three
               (3) Rent-a-Judges, the decision of any two (2) shall be binding and conclusive on the parties.

          (e) If three Rent-a-Judges are selected under the foregoing procedure, but two (2) of the three (3) fail to reach an agreement in the determination of the matter in question, the matter shall be decided by three (3) new Rent-a-Judges who shall be appointed and shall proceed in the same manner as set forth in this section, and the process shall be repeated until a decision is finally reached by two (2) of the three (3) Rent-a-Judges selected.

          (f) The costs of such Claim resolution shall be borne by the parties equally and each party shall pay its own attorneys' fees, provided, however, that in the event either party challenges or in any way seeks to have the decision or award of the Rent-a-Judge(s) vacated, corrected or modified, if the challenge is denied or the original decision or award is affirmed, the challenging party shall pay the costs and fees, including reasonable attorneys' fees, of the non-challenging party, both for the challenge and for the original Claim resolution process.

   13.10 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:

   TO MSS:

   Jerry W. McFarland, President
   Med Surg Specialties, Inc.
   2903 Saturn Street, Suite E
   Brea, California  92621

   WITH A COPY TO:

   Bandy & Bandy
   Thomas E. Bandy
   20709 Golden Springs Drive, Suite 101
   Diamond Bar, CA 91789-3847

   TO MRM:

   Allen H. Bonnifield, President
   Medical Resources Management, Inc.
   932 Grand Central Avenue
   Glendale, California  91201

   WITH A COPY TO:

   William B. Barnett, Esq.
   Transworld Bank Plaza
   15233 Ventura Blvd., Suite 1110
   Sherman Oaks, California  91403

        Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the other party hereto.

        All notices and other communications required or permitted under this Agreement which are addressed as provided in this section 13.10, if delivered personally, shall be effective upon delivery; and, if delivered by mail, shall be effective three (3) days following deposit in the United States mail, postage prepaid.


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

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MEDICAL RESOURCES MANAGEMENT, INC.
a Nevada corporation

By:  /s/ ALLEN H. BONNIFIELD
    --------------------------------
     Allen H. Bonnifield, President


MED SURG SPECIALTIES, INC.
a California corporation

By:  /s/ JERRY W. MCFARLAND
    --------------------------------
     Jerry W. McFarland, President

FIVE PERCENT SHAREHOLDERS OF MED SURG SPECIALTIES, INC.

/S/ JERRY W. MCFARLAND
--------------------------------
Jerry W. McFarland


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